Company Contact: Thomas P. Rosato Chief Executive Officer Fortress International Group, Inc. Phone: (410) 423-7438	Investor Relations: John McNamara Cameron Associates Phone: (212) 245-8800 Ext. 205 john@cameronassoc.com

FOR IMMEDIATE RELEASE:

Fortress International Group, Inc. Chairman Harvey L. Weiss Steps Down as Chairman of the Board

Will Assume New Role as Vice-Chairman

John Morton III to Become Chairman of the Board

COLUMBIA, MD - November 12 , 2008 - Fortress International Group, Inc. (NASDAQ: FIGI), a company providing comprehensive services for the planning, design, development and maintenance of mission-critical facilities and information infrastructure, today announced that Harvey L. Weiss requested to step down as Chairman of the Board, effective December 3, 2008. Mr. Weiss will assume the position of Vice-Chairman of the Board. Current Board member and Audit Committee Chairman, John Morton, III, will resign as Chairman of the Audit Committee and become Chairman of the Board, effective December 3, 2008. William L. Jews was elected to serve as Audit Committee Chairman.

Mr. Weiss was Chief Executive Officer of Fortress America Acquisition Corp., the special purpose acquisition company which acquired the operating companies which were renamed Fortress International Group, Inc. in January, 2007. After the merger, Mr. Weiss became Chairman of Fortress International Group, Inc.

Fortress International’s Chief Executive Officer, Thomas P. Rosato said, “Harvey was critical to the creation of this organization, and has been of great value to us since we became a public company in guiding us as to board processes and compliance. During his tenure he was successful in doubling the company’s revenue and backlog, getting us to positive adjusted EBITDA, and assisting management in integrating three acquisitions. We appreciate his efforts to date, and look forward to his input as Vice-Chairman, where he will continue to advise us on strategic initiatives, acquisitions and joint venture opportunities, that we hope will bring added value to our organization.

We are also pleased at the election of John Morton, III, as our new Chairman. John currently serves as a director on three corporate boards and was recently appointed the Chairman of the Maryland Stadium Authority. He has served as both a board member and officer of various financial institutions and banks during his career. He is a graduate of the U.S. Naval Academy and has a masters degree from Harvard University. We are pleased with his appointment and acceptance as the new Chairman.”

ABOUT FORTRESS INTERNATIONAL GROUP INC.

Fortress International Group, Inc.(FIGI) and its subsidiaries, Total Site Solutions, Rubicon, Vortech, and Innovative Power, plan, design, build and maintain specialized facilities such as data centers, trading floors, call centers, laboratories, medical facilities, network operation centers, communication facilities, and secure facilities. For nearly 30 years, the FIGI team has pioneered building robust and scalable infrastructure into mission-critical facilities. The firm offers unsurpassed expertise in the infrastructure systems (electrical, mechanical, telecommunications, security, fire protection and building automation) that are the critical facility's lifeblood. FIGI's comprehensive portfolio of services and multi-disciplinary expertise provide customers a highly respected single source for critical services that bridge the gap between IT and facilities.